Employment Contract
between HitCom Corporation and
David B. Parks

Contract Term.  The employment period (Contract) between
HitCom Corporation (the Company) and David B. Parks will be from January 12, 1998 through December 31, 1998. The period from January 12 through February 14, 1998 Mr. Parks will be treated as a consultant receiving $1,500 per week in consulting fees. The Contract may be renewed by the Company and Mr. Parks upon the mutual agreement of both parties. If the Company elects not to renew the Contract, the Company will notify Mr. Parks at least 90 days prior to the term of the Contract. If the Company does not notify
Mr. Parks of its intent not to renew said contract at each subsequent expiration date, the Contract will automatically renew at the discretion of Mr. Parks for one calendar year.

Job Title.  Mr. Parks will serve as Executive Vice
President and Chief Financial Officer of the Company.

Severance. If the Company releases Mr. Parks prior to the term of the contract, either by dismissal or non-renewal of Contract, unless for acts of gross negligence, Mr. Parks will be entitled to severance equal to 9 months of Mr.
Parks' monthly base pay. For each calendar year Mr. Parks is employed at the Company, the available severance will be increased by 1 1/2 months not to exceed twelve months.

Base Salary. Base salary for calendar year 1998 will be equal to $80,000. On January 1, 1999, base salary will increase to not less than $100,000.

Options. The Company will issue Mr. Parks options to purchase 240,000 shares of HitCom stock at the closing price on January 12, 1998 ($1 per share). The shares vest as follows:

25,000 shares upon signing employment contract
35,000 shares at March 31, 1998
35,000 shares at June 30, 1998
35,000 shares at September 30, 1998
35,000 shares at December 31, 1998
50,000 shares once 10-SB is filed
25,000 shares upon completing private placement memorandum

Any additional shares issued will be at the discretion of management and/or the Board of Directors.

Vacation. Mr. Parks may have up to four weeks of Company paid vacation per calendar year. Which vacation shall be taken at mutually agreeable times so as not to interfere with the company's business.

Higher-Level Tuition Costs. Mr. Parks' higher-level tuition costs will be paid at 100% upon advance approval of the CEO or President. This is in excess of the current
Company's policy. If Mr. Parks should voluntarily leave the Company he will be responsible for reimbursing the Company for the past 12 months of excess tuition costs.

Professional Dues and CPE Credits. The Company will sponsor all relevant and reasonable professional dues and CPE credits required for Mr. Parks to keep such professional titles that he brought with him to the Company.

Medical, Dental and Other Employee-Related Insurance.
Reasonable medical, dental and other employee-related insurance costs shall be made available to Mr. Parks where the Company pays for 50% of said premiums. All premiums paid by Mr. Parks in excess of $1,800 will be reimbursed by the Company, net of any tax implications.

This Contract is hereby agreed to by the undersigned below:

/s/ David B. Parks
David B. Parks

/s/ Scott A. Beil
Scott A. Beil
Chairman & CEO
HitCom Corporation